EXHIBIT 23.2
[LOGO] Deloitte
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTING FIRM
Deloitte & Touche LLP
800 - 100 Queen Street
Ottawa ON K1P 5T8

Tel: (613) 751-5201
Fax: (613) 236-2195
www.deloitte.ca
We consent to the incorporation by reference in this Registration Statement of Mitel Networks Corporation on Form S-8 of our report dated June 14, 2005, except for Note 31 which is at October 14, 2005, appearing in the Annual Report on Form 20-F of Mitel Networks Corporation for the year ended April 24, 2005 and the six day period ended April 30, 2005.
We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in the Registration Statement.
/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Ottawa, Canada
March 6, 2006